Exhibit 99.1

B of I Announces Results for First Quarter

Record Earnings Growth, Before One-time Fannie Mae Charge

SAN DIEGO, CA – (MARKET WIRE) – November 6, 2008—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced financial results for its first quarter ended September 30, 2008. B of I’s after-tax earnings, before the impact of the previously announced charge associated with the Bank’s investment in Fannie Mae preferred stock, increased to $2,893,000 for the first quarter of fiscal 2009. The U.S. government decision to put Fannie Mae into conservatorship resulted in B of I reporting a net loss of $1,817,000 or $0.24 per diluted share compared to net income of $747,000, or $0.08 per diluted share for the three months ended September 30, 2007.

Greg Garrabrants, President and Chief Executive Officer commented on the Company’s results saying, “Without the Fannie Mae charge, our quarterly earnings marked a record high, increasing 287% compared to the first quarter last year and increasing 62% compared to our fourth quarter ended June 30, 2008. We are convinced we are headed in the right direction, despite the disappointing decision by the government to discontinue Fannie Mae dividends leading to our sale of all of our Fannie Mae preferred stock at a significant loss.”

First Quarter Highlights:

•	Net interest margin grew to 2.68% in the first quarter, up 116.1% over the first quarter of 2007 and up 10.7% compared to last quarter.

•	Asset quality remains strong with total non-performing loans of 0.42% of loan portfolio.

•	Total assets reached $1,170.9 million at September 30, 2008, up 14.3% compared to the first quarter of 2007.

•	Our Bank’s capital position at September 30, 2008 is strong with 38.0% more Tier 1 capital than the amount required to be considered “well capitalized” under government regulations.

Quarter Earnings Summary

For the three months ended September 30, 2008, we had a net loss of $1,817,000 or $0.24 per diluted share compared to net income of $747,000, or $0.08 per diluted share for the three months ended September 30, 2007.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that the FHFA was putting Fannie Mae and Freddie Mac under conservatorship and giving management control to their regulator, the FHFA. The U.S. Treasury also announced that dividends on Fannie Mae and Freddie Mac common and preferred stock were eliminated. Based upon the government’s decision, we sold our investment in Fannie Mae Preferred stock on September 8, 2008 for a pre-tax loss of $7,902,000 and an after tax loss of $4,710,000 or $0.57 per diluted share.

Total interest and dividend income during the quarter ended September 30, 2008 increased 41.2% to $19.2 million, compared to $13.6 million during the quarter ended September 30, 2007. The increase in interest and dividend income for the quarter was attributable primarily to growth in average earning assets, primarily investment securities and loans. During the quarter ended September 30, 2008, the average balance of investment securities (primarily mortgage-backed securities) increased 32.7% when compared to the average for the quarter ended September 30, 2007. The increase in interest income was also the result of our higher rates earned on new loans originated and purchased as well as new non-agency mortgage backed securities purchased. The loan portfolio yield for the quarter ended September 30, 2008 increased 38 basis points and the investment security portfolio yield increased 148 basis points when compared to the quarter ended September 30, 2007. The net growth in average earning assets for the three-month period ended September 30, 2008 was funded largely by increased short-term borrowings, which account for the majority of the increase in interest expense. Total interest expense increased 6.5% to $11.4 million for the quarter ended September 30, 2008 compared with $10.7 million for the quarter ended September 30, 2007. The cost of funds increased due to 22.7% growth in average balances, partially offset by a 62 basis point decrease in the average funding rate. Contributing to the decrease in the average funding rate were decreases in average rates for time deposits and reverse repurchase agreements of 27 and 10 basis points, respectively. Similarly, lower rates paid on FHLB advances used to replace maturing advances and new advances used to purchase whole loan pools and mortgage backed securities led to a decrease in FHLB advance funding cost of 90 basis points during the quarter ended September 30, 2008 compared to the quarter ended September 30, 2007.

Net interest margin, defined as net interest income divided by average earning assets, increased by 144 basis points to 2.68% for the quarter ended September 30, 2008, compared with 1.24% for the quarter ended September 30, 2007.

Non-interest expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $2.5 million for the three months ended September 30, 2008 up from $2.2 million for the three months ended September 30, 2007. The increase in operating expense this quarter compared to the quarter last year was primarily the result of adding our chief executive officer, granting restricted stock units and increasing professional services fees, partially offset by lower advertising costs.

Balance Sheet Summary

Our total assets decreased $23.3 million, or 2.0%, to $1,170.9 million, as of September 30, 2008, down from $1,194.2 million at June 30, 2008. The decrease in total assets was primarily due to a decrease in fed funds of $10.5 million, the sale of $9.1 million in book value of Fannie Mae Preferred stock and principal repayments on our loans and investment securities. Our liabilities decreased a total of $19.5 million due largely to a decrease in deposits of $13.2 million and a decrease of $6.0 million in borrowings from the

Federal Home Loan Bank of San Francisco. Stockholders’ equity decreased $3.8 million to $79.3 million at September 30, 2008, compared to $83.1 million at June 30, 2008. The decrease was primarily the result of our net loss for the three months of $1.8 million and a $2.1 million cumulative effect adjustment for our election to adopt Financial Accounting Standard No. 159 for investments in trust preferred collateralize debt.

Conference Call

A conference call and webcast will be held on Thursday, November 6, 2008 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800/310-1961. International callers should dial: 719/457-2622. Digital replay is available by calling 888/203-1112 and using the digital pass code #4899402. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 90 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	September 30, 2008	June 30, 2008	September 30, 2007
Selected Balance Sheet Data:
Total assets	$1,170,915	$1,194,245	$1,024,713
Loans – net of allowance for loan losses	622,119	631,413	508,438
Allowance for loan losses	2,809	2,710	1,430
Investment securities	501,724	510,014	451,001
Total deposits	557,496	570,704	601,079
Securities sold under agreements to repurchase	130,000	130,000	110,000
Advances from the FHLB	392,973	398,966	227,412
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	79,250	83,082	75,333

	At or For the Three Months Ended September 30,
	2008	2007
Selected Income Statement Data:
Interest and dividend income	$19,177	$13,622
Interest expense	11,365	10,660

Net interest income	7,812	2,962
Provision for loan losses	505	5

Net interest income after provision for loan losses	7,307	2,957
Non-interest income (loss)	(7,924)	448
Non-interest expense	2,477	2,150

Income (loss) before income tax expense	(3,094)	1,255
Income tax expense (benefit)	(1,277)	508

Net income (loss)	$(1,817)	$747

Net income (loss) attributable to common stock	$(1,988)	$670
Per Share Data:
Net income (loss):
Basic	$(0.24)	$0.08
Diluted	$(0.24)	$0.08
Book value per common share	$8.36	$8.50
Tangible book value per common share	$8.36	$8.50
Weighted average number of common shares outstanding:
Basic	8,279,465	8,248,158
Diluted	8,279,465	8,374,558
Common shares outstanding at end of period	8,299,563	8,267,590
Common shares issued at end of period	8,627,840	8,587,090

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended September 30,
	2008	2007
Performance Ratios and Other Data:
Loan originations	$12,029	$35,302
Loan originations for sale	213	516
Loan purchases	15,349	929
Return (loss) on average assets	(0.61%)	0.31%
Return (loss) on average common stockholders’ equity	(11.19%)	3.92%
Interest rate spread[1]	2.42%	0.93%
Net interest margin[2]	2.68%	1.24%
Efficiency ratio[3]	N/A	63.0%
Capital ratios:
Equity to assets at end of period	6.77%	7.35%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	6.90%	7.50%
Tier 1 risk-based capital ratio[4]	14.03%	14.78%
Total risk-based capital ratio[4]	14.52%	15.05%
Tangible capital to tangible assets[4]	6.90%	7.50%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.06%	—
Nonperforming loans to total loans	0.42%	0.03%
Allowance for loan losses to total loans held for investment	0.45%	0.28%
Allowance for loan losses to nonperforming loans	107.75%	10.7	X

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. Due to the loss on sale of FNMA preferred stock this ratio is not meaningful. Without the loss of $7.902 million in noninterest income, the efficiency ratio would have been 31.8%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.